Exhibit 10.51

SENIOR SECURED LOAN AGREEMENT

by and among, on the one hand,

KGPLA HOLDINGS LLC,
as Lender,

and, on the other hand,

ATHENA BITCOIN GLOBAL,
as Borrower,

and

THE OTHER BORROWER PARTIES LISTED HEREIN

date as of May 15, 2023

SENIOR SECURED LOAN AGREEMENT

This Senior Secured Loan Agreement dated as of May 15, 2023 (the “Effective Date”), as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof (this “Agreement”), is made by and among, on the one hand, Athena Bitcoin Global, a Nevada corporation (the “Borrower”), the other Borrower Parties defined hereunder, and, on the other hand, KGPLA Holdings LLC, a Delaware limited liability company (the “Lender”). The Borrower Parties and the Lender are sometimes hereinafter referred to individually as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Borrower desires to borrow from the Lender certain additional funds on a term loan basis to pay off in full the Consolidated Loan, and certain other funds on a revolver basis to purchase New Crypto Inventory for use with the New Bitcoin ATM Machines, which borrowings, together with the Borrower’s existing convertible debenture in the outstanding principal amount of US$3,000,000, will be secured by all of Borrower Parties’ assets as more particularly set forth in the Security Documents, and which will be guaranteed by each of the Guarantors as more particularly set forth in the Guaranty, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions and Interpretation

Section 1.01          Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Amended Convertible Debenture” means that certain amended and restated Convertible Debenture dated January 31, 2020 in the original principal and currently outstanding amount of US$3,000,000, issued by the Borrower in favor of the Lender pursuant to that certain Securities Purchase Agreement dated January 31, 2020 and amended by that certain First Amendment to that certain Securities Purchase Agreement dated July 12, 2021, in substantially the form of Exhibit A attached to this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Anti-terrorism Law” means any Requirement of Law related to money laundering or financing terrorism including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b), and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), and Executive Order 13224 (effective September 24, 2001).

“Available Revolving Credit Commitments” means, at any time, an amount equal to the difference between the Revolving Credit Commitment then in effect, based on the Revolving Credit Loan Cap, and the aggregate principal amount of Revolving Credit Loans outstanding at such time.

“Banco Hipotecario” means Banco Hipotecario de El Salvador, S.A., the commercial bank and lender headquartered in El Salvador, and a current secured lender of the Borrower and certain of the Subsidiaries in respect of its and their assets and operations in Latin America.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

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“Beneficial Ownership Regulation” has the meaning set forth in Section 8.12.

“Bitcoin ATM Machines” means a standalone device or kiosk that allows members of the public to buy or sell bitcoin or other cryptocurrencies in exchange for cash.

“Blocked Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrower” has the meaning set forth in the preamble.

“Borrower Party” or “Borrower Parties” means the Borrower, each Subsidiary of the Borrower that is or made a party to a Loan Document as of the Effective Date or thereafter pursuant to the terms hereof, and the Guarantors.

“Borrower’s Bylaws” means those certain Amended and Restated Bylaws dated November 4, 2022 of the Borrower, as amended and in effect from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Miami, Florida, are authorized or required by law to close.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, or treaty, (b) any change in any law, rule, regulation, or treaty or in the administration, interpretation, implementation, or application by any Governmental Authority of any law, rule, regulation, or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline, or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives concerning capital adequacy promulgated by the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Change of Control” means (a) any Person or group of persons within the meaning of § 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding Equity Interests of any Borrower Party or (b) individuals who constitute the Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Closing Date” means the date on which the conditions precedent set forth in Section 3.01 are satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning for such term set forth in the Security Agreement.

“Consolidated” means Consolidated Future Trading, LLC.

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“Consolidated Loan” means that certain secured loan made to the Borrower by Consolidated pursuant to that certain Senior Note Agreement dated May 30, 2017, as amended, restated and in effect.

“Consolidated Payoff Amount” means the total amount due, inclusive of all principal, interest and fees outstanding, to pay in full the Consolidated Loan, as provided by Consolidated in a payoff letter provided by it in a form that is reasonably satisfactory to the Lender, which amount will be evidenced in the Term Loan Note.

“Contractual Obligation” of any Person, means any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Obligations.

“Crypto Industry Action” means any action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, consent order, or consent agreement relating in any way to any laws, rules or regulations related to cryptocurrency, any permit issued thereunder, including, without limitation, by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.

“Currency-in-Transit Agreement” means the Currency-in-Transit Agreement made by the Borrower Parties party thereto in favor of the Lender of even date herewith, in substantially the form of Exhibit G attached to this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Debt” of any Person at any date, without duplication, means: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind; (g) all guaranty Obligations of such Person in respect of obligations of the kind referred to above; and (h) all obligations of the kind referred to above secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Default” means any of the events specified in Section 7.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 7.01 would, unless cured or waived, become an Event of Default.

“Default Interest Rate” means applicable Interest Rate plus 5%.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement made by the Borrower Parties party thereto in favor of the Lender of even date herewith, in substantially the form of Exhibit F attached to this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

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“Directors” means the members of the board of directors of the Borrower on the Closing Date.

“Disclosed Litigation” has the meaning set forth in Section 4.06.

“Disclosure Schedules” means that certain, and all the information contain in that certain, Annual Report of the Borrower for the period ending December 31, 2022, as filed and made available online through the OTC Markets at http://www.otcmarkets.com/stock/ABIT/disclosure.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” means the lawful currency (i.e., dollars) of the United States.

“Effective Date” has the meaning set forth in the preamble.

“Eligible Assignee” has the meaning set forth in Section 8.04(b).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, consent order, or consent agreement relating in any way to any Environmental Law, any permit issued under any Environmental Law, or any Hazardous Material, or arising from alleged injury or threat to health, safety, or the environment including (a) by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions, or damages and (b) any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation, or injunctive relief.

“Environmental Law” means any and all Federal, state, foreign, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority, or other Requirement of Law (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, regulating, relating to, or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, or human health, or safety.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with any Borrower Party within the meaning of §4001 of ERISA or is part of a group that includes a Borrower Party and that is treated as a single employer under §414 of the Code.

“Event of Default” has the meaning set forth in Section 7.01.

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“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards and similar payments, indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that Extraordinary Receipts shall not include cash receipts from proceeds of insurance, condemnation awards or similar payments, or indemnity payments to the extent that such funds are received by any Person in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” or “Guarantors” means, collectively, any Person who executes and delivers a guaranty of the Obligations.

“Guaranty” means an Unconditional Guaranty made by a Guarantor in favor of the Lender of even date herewith, in substantially the form of Exhibit H attached to this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Hazardous Material” means (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, and radon gas and (b) any other chemicals, materials, or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Parties” has the meaning set forth in Section 8.03(b).

“Insolvency” with respect to any Multiemployer Plan, means such Plan is insolvent within the meaning of §4245 of ERISA.

“Intellectual Property” means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how, and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation, or other impairment thereof, whether arising under United States, multinational, or foreign laws, or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

“Interest Rate” means, in respect of the Term Loan, the Term Loan Interest Rate and, in respect of the Revolving Credit Loans, the Revolving Credit Loan Interest Rate and, only insofar as applicable, the Default Interest Rate.

“Lender” has the meaning set forth in the preamble.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Loan” means the aggregate of the Term Loan made by the Lender, as evidenced by the Term Loan Note, and all Revolving Credit Loans made by the Lender, as evidenced by the Revolving Credit Note (and the Lender’s Note Record for all advances thereof as maintained and modified from time to time).

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Term Loan Note, the Revolving Credit Note, the Amended Convertible Debenture, and all other agreements, documents, certificates and instruments executed and delivered to the Lender by any Borrower Party in connection therewith.

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“Margin Stock” has the meaning specified in Regulation U of the Board as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, or condition (financial or otherwise), or prospects of the Borrower, individually, or the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any Lien purported to be created by any Loan Document, (d) the rights or remedies of the Lender under any Loan Document, or (e) the ability of any Borrower Party to perform any of its material obligations under any Loan Document to which it is a party.

“Material Contracts” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $50,000 or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.

“Minimum Total Cash Liquidity” means at least US$500,000 plus the aggregate amount of principal outstanding under the Loans, including the Term Loan and all Revolving Credit Loans, at any time, of cash including cash in machine, cash in transit, cash in hand, deposited cash and any other cash assets, for both inventory, operations and any other uses, of the Borrower, exclusive of and not including the Borrower’s crypto holdings, in the Borrower’s possession and control at any time while any Obligations remaining outstanding under this Agreement, and not subject to any superior lien or encumbrance to that of the Lender’s liens under the Loan Documents.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which a Borrower Party or ERISA Affiliate makes or is obligated to make contributions.

“New Bitcoin ATM Machines” means Bitcoin ATM Machines placed into operation in the United States which are leased or otherwise acquired by any Borrower Party (or their Affiliates) pursuant to that certain Equipment Sublease Agreement dated April 13, 2023 by and between Taproot Acquisition Enterprises, LLC, a Delaware limited liability company, and Borrower Party Athena Bitcoin, Inc.

“New Crypto Inventory” means bitcoin or other digital currency purchased by the Borrower for the New Bitcoin ATM Machines.

“Notes” means the Term Loan Note and the Revolving Credit Note.

“Notice of Borrowing” means a written notice of the Borrower requesting the Lender to disburse funds for a Revolving Credit Loan, in the form and substance satisfactory to the Lender.

“Obligations” means all advances to, and Debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Borrower Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Overdraw Event” has the meaning set forth in Section 2.03(c).

“Party” or “Parties” has the meaning set forth in the preamble.

“PATRIOT Act” has the meaning set forth in Section 8.12.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Lien” has the meaning set forth in Section 6.02.

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“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Plan” at any one time, means any “employee benefit plan” that is covered by ERISA and in respect of which any Borrower Party or any of their respective ERISA Affiliates is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

“Properties” has the meaning set forth in Section 4.09.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

“Reorganization” with respect to any Multiemployer Plan, means that such plan is in reorganization within the meaning of §4241 of ERISA.

“Reportable Event” means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” with respect to any Person, means the chief executive officer, president, or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief financial officer or treasurer of such Person.

“Revolving Credit Commitment” means the obligation of the Lender to make Revolving Credit Loans in an aggregate principal amount not to exceed the Revolving Credit Loan Cap, as the same may be changed from time to time pursuant to the terms hereof, and subject to the terms and conditions of this Agreement.

“Revolving Credit Commitment Period” means the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Loan Interest Rate” means the interest rate set forth in the Revolving Credit Note.

“Revolving Credit Loan Cap” means US$4,000,000, or as otherwise adjusted by the Lender pursuant to this Agreement.

“Revolving Credit Loans” means any revolving credit loan made by the Lender under this Agreement.

“Revolving Credit Loan Tranche Amount” means US$500,000.

“Revolving Credit Note” means a promissory note of the Borrower payable to the Lender, in substantially the form of Exhibit C hereto, evidencing loan proceeds to the Borrower up to the maximum amount of the Revolving Credit Loan Cap as set forth therein and in this Agreement, which proceeds are to be used for the purchase of New Crypto Inventory for the New Bitcoin ATM Machines, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Revolving Credit Termination Date” means the earliest to occur of (a) the one year anniversary of the Effective Date or (b) the date the Revolving Credit Loans are reduced to zero pursuant to this Agreement and (c) the termination of the Revolving Credit Commitment pursuant to this Agreement.

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“Security Agreement” means the Security Agreement made by the Borrower in favor of the Lender of even date herewith, in substantially the form of Exhibit D attached to this Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Security Document” means and refers to the Security Agreement, the Deposit Account Control Agreement, the Currency-in-Transit Agreement, the Guaranty and each other assignment, pledge or security agreement, instrument, certificate, financing statements, filings or document pursuant to which the Borrower, any Guarantor or any other Person shall grant or convey to the Lender a Lien in Collateral as security for all or any portion of the Obligations, whether now or hereafter in existence, as said agreements or documents may be amended, modified, restated or replaced from time to time, each in form and substance reasonably satisfactory to the Lender.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a Subsidiary or to Subsidiaries in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Term Loan Interest Rate” means the interest rate set forth in the Term Loan Note.

“Term Loan Maturity Date” means June 30, 2023.

“Term Loan Note” means a secured promissory note of the Borrower payable to the Lender, in substantially the form of Exhibit B to this Agreement, evidencing loan proceeds to the Borrower in the amount of the Consolidated Payoff Amount (or such other amount as confirmed by Consolidated pursuant to its payoff letter that is approved by the Lender), which proceeds are to be used solely to repay the Consolidated Loan in full at the Closing, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Termination Date” means the earliest to occur of (a) the one year anniversary of the Effective Date, or (b) the date on which the maturity of the Loan is accelerated (or deemed accelerated) pursuant to Section 7.02 and the Revolving Credit Commitment is reduced to zero pursuant to this Agreement, or (c) the date on which this Agreement in terminated by the Lender in accordance with Section 7.02.

“Third-Party Perfection Agreements” means any and all deposit account control agreements, currency-in-transit agreements, payoff letters and other agreements involving any third party related to the Lender’s ability to perfect its security interests in the Collateral as contemplated in the Loan Documents.

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“Total Liquidity Decline” means the total cash liquidity of the Borrower decreased below the Minimum Total Cash Liquidity.

“Total Weekly Cash Liquidity Report” means a written report in the form satisfactory to the Lender, together with copies of supporting information as requested by the Lender, demonstrating that the Borrower, not including the anticipated proceeds from First Installment Payment or the Second Installment Payment, as the case may be, has the Minimum Total Cash Liquidity, to be provided to the Lender by the Borrower on a weekly basis while any Obligations are outstanding.

“Trailing 30 Days’ Sales from New Bitcoin ATM Machines” means the Borrower’s (including its Subsidiaries’) gross sales from New Crypto Inventory through the New Bitcoin ATM Machines for the immediately preceding 30 days.

“Trailing 30 Days’ Sales Reports for New Bitcoin ATM Machines” means reports provided by the Borrower to the Lender indicating the Trailing 30 Days’ Sales from New Bitcoin ATM Machines for the immediately preceding 30 days.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of Florida from time to time.

Section 1.02         Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)             The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)             Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (and in the case of any other contingent Obligations, providing cash collateral or other collateral as may be requested by the Lender) of all of the Obligations other than unasserted contingent indemnification Obligations.

(d)             All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, and applied on a consistent basis in a manner consistent with that used in preparing the Borrower’s audited financial statements, except as otherwise specifically prescribed herein.

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Article II
The Loan

Section 2.01         Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make, in a single advance, a term loan to the Borrower on the Closing Date in an amount not to exceed the Consolidated Payoff Amount, which will be evidenced by the Term Loan Note, the proceeds of which must be used to repay the Consolidated Loan in full at Closing. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. As a material inducement to the Lender to enter into this Agreement and make the Loan, the Borrower, as of Closing, will enter into the Amended Convertible Debenture in favor of the Lender.

Section 2.02         Repayment of Loan. The Borrower hereby unconditionally promises to pay to the Lender in full in cash, the amount of all Obligations, including the then-unpaid principal amount of the Term Loan, together with all accrued interest, fees and other amounts due thereon, all in accordance with the terms of this Agreement and the Term Loan Note. All outstanding Obligations, including the outstanding principal amount of the Loan, together with unpaid accrued interest, fees and other amounts due thereon, shall be due and payable in full on the Term Loan Maturity Date. The Borrower shall repay to the Lender by the Term Loan Maturity Date the aggregate outstanding principal amount of the Term Loan, together with all accrued but unpaid interest thereon, according to the following repayment schedule: US$25,000 on Monday of each calendar week following the Closing, plus interest at the Term Loan Interest Rate, until paid in full (prorated accordingly for actual amount outstanding as of the last payment). The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from the Term Loan, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

Section 2.03          Revolving Credit Commitment.

(a)                Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not exceeding the amount of the Revolving Credit Commitment, which will be evidenced by the Revolving Credit Note; provided, that on the Closing Date the maximum aggregate principal amount of Revolving Credit Loans outstanding shall not exceed the amount of a single Revolving Credit Loan Tranche Amount. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)                The proceeds of any Revolving Credit Loans must be used solely for the purchase of New Crypto Inventory for the New Bitcoin ATM Machines, and for no other purpose. The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

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(c)                The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period; provided that, the Borrower shall deliver to the Lender an irrevocable Notice of Borrowing (which must be received by the Lender no later than 10:00 A.M., Miami, Florida, time at least three (3) Business Days prior to the requested Borrowing Date). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall each be in an amount equal to a Revolving Credit Loan Tranche Amount (or, if the then Available Revolving Credit Commitments are less than the Revolving Credit Loan Tranche Amount, such lesser amount), and provided further that the Revolving Credit Loan Tranche Amount requested conforms with the Trailing 30 Days’ Total Sales from New Bitcoin ATM Machines as follows, it being understood that the aggregate amount of Revolving Credit Loans outstanding at any given time cannot exceed the Trailing 30 Days’ Sales from New Bitcoin ATM Machines, pursuant to the Trailing 30 Days’ Sales Reports for New Bitcoin ATM Machines:

Trailing 30 Days’ Total Sales from New Bitcoin ATM Machines (U.S. Dollars) – Revolving Credit Loan Sales Thresholds	Total Amount Available in Revolving Credit Loans (U.S. Dollars)
$0 to $1,000,000	$500,000
$1,000,001 to $2,000,000	$1,000,000
$2,000,001 to $3,000,000	$1,500,000
$3,000,001 to $4,000,000	$2,000,000
$4,000,001 to $5,000,000	$2,500,000
$5,000,001 to $6,000,000	$3,000,000
$6,000,001 to $7,000,000	$3,500,000
$7,000,001 or more	$4,000,000

In the event that, at any time, as indicated by the Trailing 30 Days’ Sales Reports for New Bitcoin ATM Machines, the Trailing 30 Days’ Sales from New Bitcoin ATM Machines are such that, taking into account the total Revolving Credit Loans as of that date, the Borrower will have borrowed a total amount of Revolving Credit Loans that exceeds the allowable sales threshold in the table above (each an “Overdraw Event”), then the Borrower shall, within three (3) Business Days thereof, immediately make a principal reduction payment to the Lender in the amount of a Revolving Credit Loan Tranche Amount(s) that will cure the Borrower’s Overdraw Event such that the total amount of Revolving Credit Loans outstanding thereafter will not exceed the total amount available pursuant to the table above based on sales thresholds.

For clarification and by way of example only, if the principal amount of Borrower’s total outstanding Revolving Credit Loans is US$2,000,000 based on multiple Trailing 30 Day’s Sales Reports for New Bitcoin ATM Machines indicating that the Borrower had achieved the applicable sales thresholds to unlock the additional Revolving Credit Loan Tranche Amounts, and then a subsequent Trailing 30 Days’ Sales Reports for New Bitcoin ATM Machines indicates that the Trailing 30 Days’ Total Sales from New Bitcoin ATM Machines is only US$1,850,000, then the Borrower must repay US$1,000,000 to bring the total principal amount of Revolving Credit Loans outstanding to US$1,000,000 based on the applicable sales thresholds.

For purposes of the Trailing 30 Days’ Sales from New Bitcoin ATM Machines, (i) all sales will be pegged to the value of bitcoin as of the time stamp of the transaction as reported on the public exchanges, and (ii) Trailing 30 Days’ Sales Reports for New Bitcoin ATM Machines must be prepared and delivered to the Lender on a daily basis by 5:00 p.m., Miami, Florida, time on the next Business Day (covering the previous 30 days on a rolling basis).

(d)               Upon not less than three (3) Business Days’ notice to the Lender, the Borrower shall have the right to terminate the Revolving Credit Commitment or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitment; provided, that no such termination or reduction of Revolving Credit Commitment shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate principal amount then outstanding of all Revolving Credit Loans would exceed the Revolving Credit Commitment. Any such partial reduction shall be in an amount that the Lender determines in its sole discretion and shall reduce permanently the Revolving Credit Commitment then in effect.

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Section 2.04          Repayment in General.

(a)              The Borrower hereby unconditionally promises to pay to the Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of all Loans on the applicable maturity date.

(b)                The Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the Lender resulting from each Loan, including the amounts of principal and interest payable and paid to the Lender, at the applicable Interest Rates, from time to time under this Agreement.

(c)                The Borrower will promptly execute and deliver to the Lender the Term Loan Note evidencing the Term Loan, and the Revolving Credit Note evidencing the Revolving Credit Loans.

Section 2.05         Optional Prepayments. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, subject to Section 2.08, upon irrevocable notice delivered to the Lender, which notice shall specify the date and amount of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

Section 2.06         Mandatory Prepayments. (a) If any Debt shall be incurred by any Borrower Party (excluding any Debt permitted to be incurred pursuant to this Agreement), then no later than five (5) Business Days after such Borrower Party receives the net cash proceeds therefrom, the Loan shall be prepaid by an amount equal to 100% of the amount of the net cash proceeds from such incurrence or issuance as set forth in Section 2.07; (b) upon any Extraordinary Receipt received by or paid to or for the account of any Borrower Party, such Borrower Party shall prepay the Loan as set forth in Section 2.07 in an amount equal to 100% of all net cash proceeds received therefrom within five (5) Business Days of the date of receipt thereof by such Borrower Party; (c) unless otherwise waived by the Lender in advance and in writing, upon a Change of Control, any asset sale or otherwise upon the sale of any material assets of any Borrower Party individually or in the aggregate, the Loan shall be prepaid by an amount equal to 100% of the amount of the net cash proceeds from such incurrence or issuance; and (d) upon the occurrence of an event specified in Section 7.01(d). For purposes hereof, “net cash proceeds” means all cash proceeds received after deduction for wire or other administrative fees and taxes.

Section 2.07          Application of Prepayments. Amounts to be applied in connection with prepayments made shall be applied first to the prepayment of interest accrued and due on the Term Loan Note, and then on interest accrued on Revolving Credit Loans under the Revolving Credit Note, and, second, to the reduction of principal, on the Term Loan Note, and then on principal amounts outstanding under the Revolving Credit Note.

Section 2.08          Interest.

(a)                The Term Loan will bear interest on the outstanding principal amount thereof from the date on which such funds are advanced to the Borrower at the Term Loan Interest Rate.

(b)                Each Revolving Credit Loan will bear interest on the outstanding principal amount thereof from the date on which such funds are advanced to the Borrower, at the Revolving Credit Interest Rate.

(c)                In all cases, interest on the Loan shall accrue and be due on or before the Termination Date and at such other times as may be specified in this Agreement and/or the applicable Notes.

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Section 2.09         Computation of Interest and Fees. (a) All computations of interest for the Loan shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Loan at the applicable Interest Rate as of the Effective Date, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; and (b) each determination by the Lender of the interest or fees applied to the Loan hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10         Taxes. Any and all payments by or on account of any obligation of any Borrower Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law.

Section 2.11         Change in Law; Feasibility.

(a)                If the Lender determines that as a result of any Change in Law, it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for the Lender to make, maintain, or fund the Revolving Credit Loans for the purchase of New Crypto Inventory for the New Bitcoin ATM Machines, or any Governmental Authority with jurisdiction over the Lender or any Borrower Party has imposed material restrictions on the authority of the Lender to make the Revolving Credit Loans as contemplated under this Agreement, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue the Revolving Credit Loans will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Lender, prepay all such Revolving Credit Loans immediately if the Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid.

(b)                If the Lender determines (i) that any Change in Law and/or (ii) the Revolving Credit Loans or the Revolving Credit Commitment has or would have the purpose of reducing the rate of return on the Lender’s capital advanced under this Agreement to a level below that which the Lender could have achieved but for such Change in Law or such effect of the Revolving Credit Loans or Revolving Credit Commitment, then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered. A certificate from the Lender setting forth the amount or amounts necessary to compensate it and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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Article III
Conditions Precedent

Section 3.01         Conditions Precedent to Disbursements. The effectiveness of this Agreement and the obligation of the Lender to make any advance hereunder is subject to the satisfaction, or the waiver by the Lender, of the following conditions precedent:

(a)                General:

(i) The Lender shall have received: (i) this Agreement, duly executed and delivered by an authorized officer of the Borrower; (ii) the Term Loan Note, and the Revolving Credit Note executed and delivered by the Borrower in favor of the Lender; (iii) the Security Agreement in respect of the pledge of the Collateral by the Borrower Parties, including a transfer power in respect of the Borrower’s equity in each of the Guarantors, in the form attached thereto, in each case executed and delivered by the Borrower Parties party thereto; (iv) a Deposit Account Control Agreement, executed and delivered by the Borrower Parties party thereto, and the applicable lenders of such Borrower Parties; (v) a Currency-in-Transit Agreement, executed and delivered by the Borrower Parties party thereto, and the applicable armored car carriers; and (vi) the Guaranty, executed and delivered by the Guarantors; and (vii) such other agreements, document and instruments as reasonably required by the Lender to effectuate the transactions contemplated by the Loan Documents.

(ii) The following transactions shall have been consummated, in each case on terms and conditions satisfactory to the Lender: (i) the Lender shall have received true, complete copies of any and all required approvals of the Borrower Parties in respect of the Loan; and (ii) the Lender shall have received true, complete copies of the Amended Convertible Debenture as executed and delivered among the parties thereto, which shall reaffirm in its entirety the terms thereof as amended, including under which the Amended Convertible Debenture shall become secured and be subject to the Security Agreement.

(iii) The Lender shall have received results of a recent lien search in each of the jurisdictions where the Borrower Parties are organized and the assets of the Borrower Parties are located, and such searches confirm the priority of the Liens in favor of the Lender and reveal no liens on any of the assets of the Borrower Parties, except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Lender.

(iv) The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date. All such amounts will be paid with proceeds of Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(v) All approvals of any Governmental Authority or other Person necessary in connection with the transaction contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on the financing contemplated hereby.

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(vi) The Lender shall have received, in form and substance satisfactory to it, a certificate of each Borrower Party, certified by a secretary or manager of such Borrower Party, dated the Closing Date, with appropriate insertions and attachments, including:

(A)           a certificate of formation, organization, or incorporation, as applicable, of each Borrower Party certified by the relevant authority of the jurisdiction of organization of such Borrower Party;

(B)              by-laws, operating agreements, and partnership agreements, as applicable, for each Borrower Party as in effect on the date on which the resolutions referred to below were adopted;

(C)            resolutions of the governing body of each Borrower Party approving the transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate, partnership, or limited liability company action;

(D)              a certification that the names, titles, and signatures of the officers of each Borrower Party authorized to sign each Loan Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder are true and correct; and

(E)              a good standing certificate for each Borrower Party from its jurisdiction of organization.

(vii) The Lender shall have received the certificates representing the Equity Interests of the Subsidiaries as pledged to the Lender pursuant to the Security Agreement, if they are certificated, together with an undated transfer power for each such certificate or, otherwise if uncertificated as to the Equity Interests themselves, executed in blank by the appropriate Borrower Party.

(viii) The Lender shall have received satisfactory evidence that each document (including any Uniform Commercial Code financing statement and appropriate filings with the United States Patent and Trademark Office or United States Copyright Office) required by the Loan Documents or any Requirement of Law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected first priority Lien on the Collateral described therein (other than in respect of the Permitted Liens, and only in respect of the collateral subject to such Permitted Liens), prior and superior in right to any other Person (other than with respect to Liens expressly permitted under this Agreement), shall be in proper form for filing, registration and recording.

(ix) The Lender shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, if any, and (ii) to the extent any Borrower Party qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary FinCEN beneficial ownership certification in relation to such Borrower Party, in each case requested at least ten (10) Business Days prior to the Closing Date.

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(b)                Term Loan:

(i) The Lender shall have received satisfactory evidence that: (i) all amounts under the Consolidated Loan shall have been repaid in full or will be paid in full from the proceeds of the Term Loan Note; and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith including, without limitation, Consolidated’s consent to the filing, or its filing of, a UCC-3 terminating such Liens immediately as of the Closing.

(c)                Revolving Credit Loans:

(i) receipt by the Lender of a Notice of Borrowing to include a bring-down certificate with respect to such Loan, certified by the President or Chief Executive Officer of the Borrower, as specified in subclause (ii) below;

(ii) the representations and warranties of the Borrower Parties contained in this Agreement will be true and accurate in all material respects on and as of the date of such Notice of Borrowing and on the effective date of the making of such Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date)

(iii) the Borrower has not suffered a Total Liquidity Decline as of any Drawdown Date, and has provided the Lender with a Total Weekly Cash Liquidity Report by no later than the fifth (5th) Business Day of each week while any Obligations remain outstanding hereunder;

(iv) no Default or Event of Default will have occurred and be continuing at the time of, and immediately after the making of, such requested Loan;

(v) the resolutions referred to in Section 3.01 will remain in full force and effect;

(vi) the Loan requested will not cause the aggregate outstanding amount of the Loan to exceed the Revolving Credit Loan Cap;

(vii) no Change in Law will have occurred that, in the opinion of counsel for the Lender, would make it illegal or against the policy of any Governmental Authority for the Lender to make any Loan hereunder; and

(viii) the Lender will have been paid all reasonable fees and all reimbursements of reasonable costs or expenses (including attorney’s fees and expenses), in each case due and payable under any Loan Document.

Section 3.02         Conditions Subsequent. The following actions and transactions shall occur immediately following this Agreement becoming effective, and on the Closing Date, the failure of which shall constitute an “Event of Default”:

(a)                The Borrower shall: (i) repay in full the Consolidated Loan using the proceeds of the Term Loan, and purchase New Crypto Inventory for the New Bitcoin ATM Machines using the proceeds of the initial Revolving Credit Loan and any Revolving Credit Loans provided thereafter; (ii) deliver to Lender certain UCC-3 termination statements and other documents evidencing the release of all Liens granted in connection with the Consolidated Loan; and (iii) insofar as not otherwise obtained in advance of any funding by the Lender, use its commercial best efforts to obtain all Third-Party Perfection Agreements executed and delivered by the applicable third-party together with the Borrower, in favor of the Lender, it being understand that the Lender’s decision to advance any funds in respect of the Loans prior to receipt of any such Third-Party Perfection Agreements is not, and will not be construed as, a waiver of any condition to obtain any Third-Party Perfection Agreement, and that in all cases if any Third-Party Perfection Agreement is not so obtained within 30 days of the advancement of any funds in respect of the Loans, it will be an Event of Default on the part of the Borrower.

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Article IV
Representations and Warranties

To induce the Lender to enter into this Agreement and to make the Loan hereunder, each of the Borrower Parties hereby represents and warrants to the Lender, with reference to the Disclosure Schedules, that:

Section 4.01          Existence; Compliance With Laws. Each Borrower Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (c) is in compliance with all Requirements of Law. Each Borrower Party has all licenses, permits, and rights necessary to carry on its business as now being and hereafter proposed to be conducted and to own and operate its properties.

Section 4.02         Power; Authorization; Enforceability. Each Borrower Party has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to request the advance under this Agreement. Each Borrower Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowing of the Loan on the terms and conditions contained herein. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered by each Borrower Party thereto. This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid and binding obligation of each Borrower Party thereto, enforceable against each such Borrower Party in accordance with its terms. All approvals of the Borrower to enter into this Agreement, exercise its rights and perform its obligations hereunder required under the Borrower’s Bylaws have been obtained as of the Effective Date.

Section 4.03          No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of the Loan hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Borrower Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or assets pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents).

Section 4.04          Financial Statements.

(a)                 The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2022, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b)                The unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at March 31, 2023 (to be filed with the OTC Markets as of May 15, 2023), and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, duly certified by the chief financial officer of the Borrower, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

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Section 4.05         No Material Adverse Effect. Since December 31, 2022, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06         No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against any Borrower Party or against any of its property or assets with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, other than that set forth on Section 4.06 of the Disclosure Schedules (the “Disclosed Litigation”) and there has been no adverse change in the status, or financial effect on the Borrower or any other Borrower Party, of the Disclosed Litigation from that described on Section 4.06 of the Disclosure Schedules.

Section 4.07         No Default. No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 4.08          Ownership of Property; Liens.

(a)                Each Borrower Party has fee simple title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except Permitted Liens.

(b)                Part A of Section 4.08 of the Disclosure Schedules sets forth a complete and accurate list as of the Effective Date of all Liens on the property or assets of any Borrower Party, showing as of the Effective Date the lienholder thereof and the property or assets of such Borrower Party subject thereto.

(c)                Part B of Section 4.08 of the Disclosure Schedules sets forth a complete and accurate list as of the Effective Date of all real property owned by any Borrower Party or any of its Subsidiaries with a fair market value, in excess of US$10,000, showing as of the Effective Date, the street address, county or other relevant jurisdiction, state, record owner, and book value thereof.

(d)                Part C of Section 4.08 of the Disclosure Schedules sets forth a complete and accurate list as of the Effective Date of all leases for real property under which any Borrower Party is the lessee showing as of the Effective Date, the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date, and annual rental cost thereof.

(e)                Part D of Section 4.08 of the Disclosure Schedules sets forth a complete and accurate list as of the Effective Date of all leases of real property under which any Borrower Party is the lessor showing as of the Effective Date, the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date, and annual rental income thereof.

Section 4.09          Environmental Matters. Except as set forth on Section 4.09 of the Disclosure Schedules:

(a)                none of the facilities or properties currently or formerly owned, leased, or operated by any Borrower Party (the “Properties”) contain or previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under, any Environmental Law;

(b)                no Borrower Party has received any notice of actual or alleged violation, non-compliance, or liability regarding compliance with Environmental Laws or other environmental matters or with respect to any of the Properties or the business operated by any Borrower Party, nor is there any reason to believe that any such notice will be received or is being threatened;

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(c)              the Properties and all operations at the Properties are and formerly have been in compliance with all applicable Environmental Laws, and there is no contamination at, under, or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Borrower Party;

(d)                Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could result in liability under, any Environmental Law; no Hazardous Materials have been generated, treated, stored, or disposed of at, on or under any of the Properties in violation of, or in a manner that could result in liability under, any applicable Environmental Law; and there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Borrower Party in connection with the Properties or the business operated by any Borrower Party, in violation of or in amounts or in a manner that could result in liability under Environmental Laws;

(e)                no administrative or governmental action or judicial proceeding is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Borrower Party is or will be a party with respect to the Properties or the business operated by any Borrower Party, nor are there any decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by any Borrower Party; and

(f)                 no Borrower Party has assumed any liability of any other Person under Environmental Laws.

Section 4.10          Insurance. The properties of the Borrower Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower Party operates.

Section 4.11         Material Contracts. Section 4.11 of the Disclosure Schedules sets forth all Material Contracts, including any and all outstanding loan or other debt agreements, warrants or convertible instruments, to which any Borrower Party is a party or is bound as of the Closing Date. The Borrower has delivered (or otherwise made available) true and correct, and complete copies of such Material Contracts to the Lender on or before the Closing Date. The Borrower Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

Section 4.12         Intellectual Property. Each Borrower Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any Person challenging the use, validity, or effectiveness of any Intellectual Property, nor is the Borrower aware of any valid basis for any such claim. The use of Intellectual Property by each Borrower Party does not materially infringe on the rights of any Person.

Section 4.13         Taxes. Each Borrower Party has filed all Federal, state and other tax returns that are required to be filed and has paid all Taxes shown thereon to be due, together with applicable interest and penalties, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority. No tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. No Borrower Party is a party to any tax sharing agreement. As of the Closing Date, no material tax return is under audit or examination by any Governmental Authority and no Borrower Party is aware of any proposed assessment against it or any of its Subsidiaries with respect to any material amount of Taxes.

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Section 4.14           ERISA. Each Plan is in compliance with ERISA, the Code and any Requirement of Law; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is likely to occur) with respect to any Plan. No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan. Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made. Neither any Borrower Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any withdrawal liability in connection with any Multiemployer Plan. No such Multiemployer Plan is (or is reasonably expected to be) terminated, in Reorganization, or insolvent (within the meaning of §4245 of ERISA).

Section 4.15           Margin Regulations. No Borrower Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 4.16           Investment Company Act. No Borrower Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.17           Subsidiaries; Equity Interests.

(a)                Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date:

(i) Part A of Section 4.17 of the Disclosure Schedules sets forth the name, address of principal place of business, jurisdiction of formation, and US taxpayer identification number (or in the case of a non-US Subsidiary that does not have a US taxpayer identification number, its unique identification number issued to it by its jurisdiction of formation) of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interest owned by any Borrower Party; and

(ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) relating to any Equity Interest of the Borrower or any Subsidiary, except as created by the Loan Documents.

(b)                All of the outstanding Equity Interests in each Subsidiary have been validly issued, are fully paid and non-assessable, and are owned by a Borrower Party in the amounts specified on Part B of Section 4.17 of the Disclosure Schedules free and clear of all Liens except those created under the Loan Documents. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable, and are owned by the Persons and in the amounts specified on Part C of Section 4.17 of the Disclosure Schedules free and clear of all Liens except those created under the Loan Documents.

(c)                No Borrower Party has any equity investments in any other corporation or entity other than those disclosed on Part D of Section 4.17 of the Disclosure Schedules.

Section 4.18         Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect (a) there are no strikes, lockouts, or other labor disputes pending or, to the knowledge of the Borrower, threatened against any Borrower Party, (b) hours worked by and wages paid to employees of each Borrower Party have not violated the Fair Labor Standards Act or any other applicable Requirement of Law, and (c) all payments due in respect of employee health and welfare insurance from any Borrower Party have been paid or properly accrued on the books of the relevant Borrower Party.

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Section 4.19           Accuracy of Information. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate, or statement furnished by or on behalf of the Borrower to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

Section 4.20           Security Documents. The Security Agreement and each other Security Document delivered pursuant hereto will, upon execution and delivery thereof, be effective to create in favor of the Lender, legal, valid and enforceable Liens on, and security interests in, each Borrower Party’s right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Lender of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Lender to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of each Borrower Party in such Collateral, in each case subject to no Liens, except for Permitted Liens.

Section 4.21           Solvency. Each Borrower Party is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

Section 4.22           PATRIOT Act; OFAC and Other Regulations.

(a)                No Borrower Party, any of its Subsidiaries, or any of the Affiliates or respective officers, directors, brokers or agents of such Borrower Party, Subsidiary, or Affiliate:

(i) has violated any Anti-terrorism Laws; or

(ii) has engaged in any transaction, investment, undertaking, or activity that conceals the identity, source, or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)                No Borrower Party, any of its Subsidiaries, or any of the Affiliates or respective officers, directors, brokers, or agents of such Borrower Party, Subsidiary, or Affiliate that is acting or benefiting in any capacity in connection with the Loan is a Blocked Person.

(c)                No Borrower Party, any of its Subsidiaries, or any of the Affiliates or respective officers, directors, brokers, or agents of such Borrower Party, Subsidiary, or Affiliate acting or benefiting in any capacity in connection with the Loan:

(i) conducts any business or engages in making or receiving any contribution of goods, services, or money to or for the benefit of any Blocked Person;

(ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-terrorism Law; or

(iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-terrorism Law.

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Article V
Affirmative Covenants

So long as the Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall, and shall cause its Subsidiaries to (except that, in the case of the covenants set forth in Section 5.01 and Section 5.02, the Borrower shall furnish all applicable materials to the Lender):

Section 5.01           Reports.

(a)                Deliver quarterly written reports in the form reasonably satisfactory to the Lender by no later than ten (10) Business Days following the end of each quarter period following the Effective Date, which reports shall contain, at a minimum, unaudited financial statements including a profit and loss statement and balance sheet of each Borrower Party; provided that, if such information is contained in the publicly available reports as posted on the OTC Markets online platform then such reports will be sufficient compliance with this Section 5.01.

(b)                While Obligations are outstanding hereunder, including on any Drawdown Date, a Total Weekly Cash Liquidity Report, on the third (3rd) Business Day of every week.

(c)                While Obligations are outstanding hereunder, including on any Drawdown Date, daily summary sales reports indicating the aggregate amount and number of all sales transactions occurring on the immediately prior day;

(d)                While Obligations are outstanding hereunder, including on any Drawdown Date, a Trailing 30 Days’ Sales Report for New Bitcoin ATM Machines;

(e)                Promptly after the receipt thereof by such Borrower, copies of any reports (including any so-called management letters) submitted to the Borrower by independent public accountants in connection with any annual or interim review of the accounts of each such Borrower made by such accountants.

(f)                 Accounts receivable aging and other information in reasonable detail regarding the Accounts as the Lender may reasonably request.

(g)                From time to time, such other data and information about the Borrower or its Subsidiaries as the Lender may reasonably request.

Section 5.02           Notices. Promptly, and in any event within seven (7) Business Days, give notice to the Lender of:

(a)                The occurrence of any Default or Event of Default;

(b)                Any (i) default or event of default under any Material Contract of any Borrower Party or (ii) litigation, investigation, or proceeding that may exist at any time between any Borrower Party and any Governmental Authority;

(c)                 Any litigation or proceeding against any Borrower Party (i) in which the amount involved is at least US$25,000 and not covered in full by insurance, (ii) in which injunctive or similar relief is sought, or (iii) which relates to any Loan Document;

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(d)                The following events, as soon as possible and in any event within five (5) Business Days after the Borrower or any of its ERISA Affiliates knows or has reason to know thereof:

(i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or any Multiemployer Plan; or

(ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization, or Insolvency of, any Plan;

(e)              The occurrence of any Environmental Action against or of any noncompliance by any Borrower Party with any Environmental Law or relevant permit; and

(f)                 Any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Borrower Party proposes to take with respect thereto.

Section 5.03          Maintenance of Existence; Compliance.

(a)                (i) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted under this Agreement.

(b)                Comply with all Contractual Obligations and Requirements of Law.

Section 5.04         Performance of Material Contracts. Perform in all material respects and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such reasonable action to such end as may be from time to time requested by the Lender for such purposes and, upon the request of the Lender, make to each other party to each Material Contract such demands and requests for information and reports or for action as any Borrower Party or any of its Subsidiaries is entitled to make under such Material Contract.

Section 5.05         Maintenance of Property; Insurance. (a) Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; and (b) maintain insurance with respect to its property and business with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.

Section 5.06          Use of Proceeds. Only use the proceeds of the Loan as contemplated in Article II.

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Section 5.07          Additional Collateral. With respect to any property acquired after the Closing Date by any Borrower Party that is intended to be subject to a Lien created by any Loan Document, promptly, and in any event within thirty (30) days of acquiring such property, such Borrower Party shall: (i) execute and deliver to the Lender such supplements or amendments to the Security Agreement or such other documents as the Lender deems necessary or advisable to grant to the Lender a security interest in such property; and (ii) take all actions necessary or advisable to grant to the Lender a perfected first priority security interest in such property, including the filing of UCC-1 financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Lender. For clarity, if the Borrower opens any new bank accounts, the Borrower will promptly notify the Lender and use its commercially best efforts to obtain a Deposit Account Control Agreement signed and delivered from such bank and the Borrower, and provide a copy of same to the Lender for countersignature.

Section 5.08          Further Assurances. Promptly upon the request of the Lender: (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Lender, may require from time to time.

Article VI
Negative Covenants

So long as the Lender has any Revolving Credit Commitment hereunder, or any Loans or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall not, and shall not permit its Subsidiaries to, without the prior written consent of the Lender or except as otherwise provided herein:

Section 6.01          Limitation on Debt. Create, incur, assume, permit to exist or otherwise become liable with respect to any Debt, except: (i) Debt of any Borrower Party existing or arising under this Agreement and any other Loan Document; (ii) Debt of any Borrower Party existing under the Amended Convertible Debenture (or any other convertible debenture issued under the same terms at the time thereof) as of the Closing Date; (iii) Debt of any Borrower Party existing and owed to Banco Hipotecario as of the Closing Date; and (iv) Debt of any Borrower Party incurred after the Closing Date at any time, provided that such Debt incurred after the Closing Date shall not be secured by any assets of by a pledge of any equity of any of the Borrower Parties.

Section 6.02          Limitation on Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests of any of its Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except the following “Permitted Liens”: (a) Liens created pursuant to or arising under any Loan Document; (b) Liens in respect of any property or assets pledged to Banco Hipotecario as of the Closing Date; and (c) Liens imposed by law for Taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if, unless the amount is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person.

Section 6.03          Mergers; Nature of Business. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower that is a Borrower Party may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Borrower Party (other than the Borrower) may merge into any other Borrower Party in a transaction in which the surviving entity is a Borrower Party, and (iii) any Subsidiary that is not a Borrower Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; or (b) engage in any business other than businesses of the type conducted by the Borrower as of the Effective Date and businesses reasonably related thereto.

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Section 6.04          Limitation on Disposition of Collateral. Dispose of any Collateral.

Section 6.05         Limitation on Prepayments of Debt and Amendments of Debt Instruments. (a) Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance or purchase of any amounts (whether principal or interest) payable under any Debt which is contractually subordinated in right of payment to the Obligations of the Borrower Parties pursuant to the Loan Documents; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any other Debt that is contractually subordinated to the Obligations of the Borrower Parties pursuant to the Loan Documents, other than any amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee; provided, however that the foregoing restrictions will not apply to, and only to, the repayment of those certain convertible debentures issued by Borrower in the aggregate principal amount of $1,520,000 which mature in 2023.

Section 6.06          Limitation on Restricted Payments. Declare or pay any cash dividend on, or make any cash payment on account of, or set apart cash assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any Equity Interests of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other cash distribution in respect thereof, either directly or indirectly.

Section 6.07          Limitation on Amendments of Material Contracts. Amend, supplement, or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any Material Contract that would adversely affect the Lender pursuant to the Loan Documents, without the Lender’s prior written consent.

Article VII
Events of Default and Remedies

Section 7.01         Events of Default. Each of the following events or conditions shall constitute an “Event of Default” (whether it shall be voluntary or involuntary or come about or be effected by any Requirement of Law or otherwise), from which time of such occurrence thereof the Default Interest Rate shall automatically apply:

(a)                the Borrower fails to pay: (x) any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (y) any interest on any Loan, or any fee or other amount payable hereunder or under any other Loan Document when due and such failure remains unremedied for a period of twenty (20) Business Days;

(b)                any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of any Borrower Party herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any certificate, document, report, financial statement or other document furnished by or on behalf of any Borrower Party under or in connection with this Agreement or any other Loan Document, proves to have been false or misleading in any material respect on or as of the date made or deemed made;

(c)                any Borrower Party fails to perform or observe any covenant, term, condition or agreement contained in this Agreement or any of the Loan Documents, including the Notes or the Amended Convertible Debenture and such action or inaction remains unremedied for a period of thirty (30) Business Days;

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(d)                any Borrower Party: (i) commences any case, proceeding or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its Debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) makes a general assignment for the benefit of its creditors; or (iii) in a court of competent jurisdiction has any case, proceeding, or other action involving it which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed, or unbonded for 30 days, or there is commenced against any Borrower Party any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed, or bonded pending appeal within 30 Business Days from the entry thereof, or any Borrower Party is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due;

(e)                one or more judgments or decrees is entered against any Borrower Party by a court of competent jurisdiction involving, in the aggregate, a liability (not paid or fully covered by insurance from an insurer that is rated at least “A” by A.M. Best Company as to which the relevant insurance company has been notified and has not denied coverage, or for which such Borrower Party has not set aside adequate reserves on its balance sheet) in an amount in excess of US$100,000. and all such judgments or decrees have not been vacated, discharged, stayed, or bonded pending appeal within 30 days from the entry thereof;

(f)                 any Security Document ceases for any reason to be valid, binding and in full force and effect or any Lien created by such Security Document ceases to be enforceable and of the same effect and priority purported to be created thereby, other than as expressly permitted hereunder or thereunder;

(g)                any provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, other than as expressly permitted hereunder or thereunder;

(h)                any Borrower Party contests in any manner the validity or enforceability of any provision of any Loan Document;

(i)                 any Borrower Party denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document;

(j)                 any Change of Control occurs;

(k)                the Borrower fails to comply with Section 3.02;

(l)                 the Borrower fails to obtain any Deposit Account Control Agreement or Currency-in-Transit Agreement as signed and delivered by the Borrower and the applicable bank or armored carrier, and to deliver same to the Lender, within 30 calendar days following the date of the funding by the Lender of any portion of the Loan, if the Lender in its sole discretion desires to fund same pending execution and delivery of such agreements by the Borrower and applicable bank(s) or armored carrier(s);

(m)               any Crypto Industry Action is commenced against any Borrower Party;

(n)                the Borrower suffers a Total Liquidity Decline;

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(o)                if any officer of the Borrower is detained or arrested on grounds of any offenses committed in the course of performing such officer’s duties to the Borrower or otherwise in connection with the Borrower’s business or operations, or if otherwise any cash machines constituting Collateral are seized or confiscated by any Governmental Authority; or

(p)                failure of the Borrower to obtain, within 30 calendar days of opening any new account or contract with a bank, carrier or similar vendor, a Deposit Account Control Agreement and/or Currency-in-Transit Agreement, executed and delivered by such vendor and it with a copy to the Lender for countersignature.

Section 7.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then, in addition to the automatic application of the Default Interest Rate to the amount of any Loan amounts outstanding from the time thereof:

(a)                if such event is an Event of Default specified in Section 7.01(j) with respect to the Borrower, the Revolving Credit Commitment shall automatically and immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable; and

(b)                if such event is an Event of Default (other than an Event of Default under Section 7.01(j)), any or all of the following actions may be taken: (i) the Lender may, by notice to the Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Creditd Commitments shall immediately terminate; (ii) the Lender may, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Lender may exercise all rights and remedies available to it under any Security Document and any other Loan Document.

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Article VIII
Miscellaneous

Section 8.01          Notices.

(a)                Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in Section 8.01(b)), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by email as follows:

If to any of the Borrower Parties:

ATHENA BITCOIN GLOBAL

Attn: Matias Goldenhorn (matias@athenabitcoin.com)

1332 N Halstead St, Ste 401

Chicago, IL 60642

with a copy (which will not constitute notice) to:

Attn: Iwona Alami, Esq. (iwon@alamilawgroup.com)

Law Office of Iwona J. Alami

620 Newport Center Dr., Suite 1100

Newport Beach, CA 92660

If to the Lender:

KGPLA HOLDINGS LLC

Attn: Jason Lu (jason@komodobay.com)

10830 SW 69th Avenue

Pinecrest, FL 33156

with a copy (which will not constitute notice) to:

Attn: Scott R. Jablonski, Esq. (sjablonski@bergersingerman.com)

Berger Singerman LLP

(b)                Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower (on behalf of the Borrower Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(c)                 Either Party may change its address or facsimile number for notices and other communications hereunder by notice to the other party.

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Section 8.02           Amendments and Waivers.

(a)                No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Borrower Party therefrom shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)                Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Borrower Party or Borrower Parties that are parties thereto.

Section 8.03           Expenses; Indemnity; Damage Waiver.

(a)                The Borrower agrees to pay: (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges, and disbursements of counsel for the Lender (including the allocated costs of internal counsel for the Lender) in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents and any amendments, waivers, or other modifications of the provisions of any Loan Document (whether or not the transactions contemplated by the Loan Documents are consummated); and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges, and disbursements of any counsel for the Lender, (including the allocated costs of internal counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, including its rights under this Section 8.03 or (B) in connection with the Loans issued under this Agreement, including all such out-of-pocket expenses incurred in connection with any restructuring, workout, or negotiations in respect of the Loan Documents or such Loans.

(b)                The Borrower agrees to indemnify and hold harmless the Lender and each of its Related Parties (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities, and related expenses (including the fees, charges, and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower or any other Borrower Party) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of: (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document, or the consummation of the transactions contemplated by the Loan Documents; (ii) any Loan or the actual or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Action (and resulting liability) related to the Borrower or any of its Subsidiaries in any way; (iv) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower or any other Borrower Party, and regardless of whether any Indemnified Party is a party thereto; and/or (v) or any Crypto Industry Action (and resulting liability) related to the Borrower or any of its Subsidiaries in any way; provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (B) result from a claim brought by the Borrower or any other Borrower Party against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations under any Loan Document, if a court of competent jurisdiction has rendered a final and non-appealable judgment in favor of the Borrower or such Borrower Party on such claim.

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(c)                The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the Closing Date).

(d)                All amounts due under Section 8.03 shall be payable not later than five (5) Business Days after demand is made for payment by the Lender.

(e)                 The Borrower agrees that neither it nor any of its Subsidiaries will settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 8.03 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding, which consent shall not be unreasonably withheld or delayed.

Section 8.04          Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                The Lender may, at any time, without the consent of the Borrower, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Credit Commitment and the Loans at the time owing to it). For purposes of this Agreement, “Eligible Assignee” means any Person other than a natural Person that is (i) an Affiliate of the Lender, (ii) a commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender. Subject to notification of an assignment, the assignee shall be a Party and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a Party but shall continue to be entitled to the benefits of Section 2.09, Section 2.10 and Section 8.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations.

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Section 8.05          Survival. All covenants, agreements, representations and warranties made by the Borrower Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of the Loan Documents and the making of the Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Credit Commitment has not expired or terminated. The provisions of Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Loan or the termination of this Agreement or any provision hereof.

Section 8.06          Counterparts; Integration; Effectiveness.

(a)                This Agreement including any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different Parties on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof executed by the Borrower. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.07          Severability. If any term or provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify the applicable Loan Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower or such Borrower Party against any and all of the obligations of the Borrower or such Borrower Party now or hereafter existing under the Loan Documents to the Lender or its Affiliates, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Lender or any Affiliate shall have made any demand under the Loan Documents and although such obligations of such Borrower Party are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

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Section 8.09          Governing Law; Jurisdiction; Consent to Service of Process.

(a)                This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles.

(b)                The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of Florida, and of the United States District Court for the Southern District of Florida, and any appellate court from any thereof, and the Borrower irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Parties agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower Party or its properties in the courts of any jurisdiction.

(c)                Each Borrower Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such court referred to in subsection (b) of this Section. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each Borrower Party irrevocably consents to the service of process in the manner provided for notices in Section 8.01 and agrees that nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law.

Section 8.10          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.11          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.12         USA PATRIOT Act. The Lender hereby notifies each Borrower Party that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify, and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow the Lender to identify such Borrower Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide, or cause the other Borrower Parties to provide, such information from time to time to the Lender.

[Signature Page Follows]

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[Signature Page to Senior Secured Loan]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LENDER: KGPLA HOLDINGS LLC
By: ___________________________ Name: Jason Lu Title: Manager
BORROWER PARTIES: ATHENA BITCOIN GLOBAL
By: ___________________________ Name: Matias Goldenhorn Title: CEO
ATHENA BITCOIN, INC.
By: ___________________________ Name: Matias Goldenhorn Title: President

ATHENA HOLDINGS EL SALVADOR SA DE CV
By: ___________________________ Name: Carlos Miguel Rivas Title: Legal Representative

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SCHEDULE OF EXHIBITS

Exhibit A	–	Form of Amended Convertible Debenture
Exhibit B	–	Form of Term Loan Note
Exhibit C	–	Form of Revolving Credit Note
Exhibit D	–	Form of Security Agreement
Exhibit E	–	Form of Deposit Account Control Agreement
Exhibit F	–	Form of Currency-in-Transit Agreement
Exhibit G	–	Form of Unconditional Guaranty
Exhibit H	–	Disclosure Schedules

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